ACCOUNTING SERVICES AGREEMENT

     THIS AGREEMENT, dated as of this 30th day of November, 1999 (the "Effective Date") between THE TORRAY CORPORATION (the "Company"), a Maryland Corporation having its principal place of business at 6610 Rockledge Drive, Suite, 450 Bethesda, MD 20817 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

     WHEREAS, the Torray Fund (the "Fund") is registered as an open-end, management investment company, under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Company desires to appoint Investor Services Group as Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records pursuant to the terms and conditions set forth in this Agreement and in Schedule B attached hereto; and

     WHEREAS, the Company is responsible for the provision of accounting services pursuant to an agreement between the Company and the Fund dated as of November 16, 1990; and

     WHEREAS, Investor Services Group is willing to serve in such capacity and perform such functions pursuant to the terms and conditions set forth in this Agreement and in Schedule B attached hereto; and

     WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets; and

     WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14; and

     NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Company and Investor Services Group agree as follows:

I.   Definitions.

     A. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          1. "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

          2. "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

          3. "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

          4. "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

          5. "Commencement Date" shall mean the date on which Investor Services Group commences providing services to the Company pursuant to this Agreement.

          6. "Commission" shall mean the Securities and Exchange Commission.

          7. "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

          8. "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

          9. "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

          10. "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

          11. "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

          12. "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

          13. "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

          14. "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

II.  Appointment of Investor Services Group.

     The Company hereby appoints Investor Services Group, as the agent of the Company, to provide accounting services for the benefit of the Fund, subject to the supervision of the Company and the Board of Trustees of the Fund for the period and on the terms set forth in this Agreement. The Company may appoint Investor Services Group as accounting services agent for any additional Series which, from time to time, may be added to the Fund as provided in Article 14 of this Agreement. Investor Services Group accepts such appointment and agrees to furnish the services herein set forth in Schedule B in return for compensation as provided in Article 6 and Schedule C hereto.

III. Duties of Investor Services Group.

     A. Investor Services Group shall be responsible for acting as fund accounting agent for the Company, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Company.

     B. In performing its duties under this Agreement, Investor Services Group will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Authorized Persons and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

     C. In addition to the duties set forth herein, Investors Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Company and Investor Services Group.

IV.  Recordkeeping and Other Information.

     A. Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable law, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     B. To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

V.   Instructions.

     A. Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Company or the Fund.

     B. At any time, Investor Services Group may request Written Instructions from the Company and may seek advice from its own legal counsel with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith and without negligence in accordance with such Written Instructions or in accordance with the opinion of counsel for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Company within a reasonable period of time.

     C. Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Company only if said representative is an Authorized Person. The Company agrees that Instructions, and that the Company's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

VI.  Compensation.

     A. The Company will compensate Investor Services Group for the performance of its obligations hereunder in Accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

     B. In addition to those fees set forth in Section 6.1 above, the Company agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

     C. The Company agrees to pay all fees, charges and out-of-pocket expenses to Investor Services Group by Federal Funds Wire within fifteen (15) business day following the receipt of the respective invoice.

     D. Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule D, a revised Fee Schedule executed and dated by the parties hereto.

     E. The Company acknowledges that the fees and charges that Investor Services Group charges the Company under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section
9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Company agrees to the stated allocation of risk.

     F. Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Company. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Company in such respect.

     G. Investor Services Group shall not be required to pay any of the following expenses incurred by the Fund; membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.7 which may be properly payable by the Fund.

VII. Documents.

     In connection with the appointment of Investor Services Group, the Company shall, on or before the date this Agreement goes into affect, but in any case within a reasonable period or time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

VIII. Investor Services Group System.

     A. Investor Services Group shall retain title to and ownership of any and all data bases, computer, programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, an other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Company herein (the "Investor Services Group System").

     B. Investor Services Group hereby grants to the Company a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     C. In the event that the Company, including any affiliate or agent of the Company or any third party acting on behalf of the Company, is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

IX.  Representations and Warranties.

     A. Investor Services Group represents and warrants to the Company that:

          1. it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

          2. it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter in and perform this Agreement;

          3. all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

          4. it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

          5. it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under their Agreement; and

          6. all equipment and software provided or used by Investor Services Group or any of its subsidiaries or divisions in connection with rendering services to the Company under the terms of this Agreement, include or shall include design and performance capabilities so that prior to, during, and after December 31, 1999 (the "Millennium Date Change") they will not malfunction, produce invalid or incorrect results, cause an interruption in or diminish the quality of the services provided to the Company, or abnormally cease to function due to the Millennium Date Change. Such design and performance capabilities shall include without limitation the ability to recognize and process the Year 2000 and thereafter and to manage and manipulate data involving dates, including without limitation, (i) single century and multi-century formulas and date value without resulting in the generation of incorrect values involving such dates or causing an abnormal ending, (ii) date data interfaces with functionalities and data fields that indicate the century, and (iii) date-related functions that indicate the century.

     B. The Company represents and warrants to Investor Services Group that:

          1. it is duly organized, existing and in good standing under the laws of the State of Maryland;

          2. it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement; and

          3.  all   corporate   proceedings   required   by  said   Articles  of
     Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement

     C. THIS IS A SERVICE AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE COMPANY OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OR TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

X.   Indemnification.

     A. Investor Services Group shall not be responsible for and the Company shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

          1. any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

          2. Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Company, or any authorized third party acting on behalf of the Company in the performance of Investor Services Group's duties and obligations hereunder;

          3. the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Company;

          4. the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state, provided that Investor Services Group shall not have contributed to such violation; and

          5. the Company's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Company's negligence or misconduct or the breach of any representation or warranty of the Company made herein.

     B. The Company, its officers, employees, directors, partners, trustees and agents shall not be liable for, and Investor Services Group shall indemnify and hold the Company harmless from and against any and all claims, made by third parties, including costs, expenses (including reasonable attorney's fees), losses, damages, charges, payments and liabilities of any sort or kind (a "Claim"), which result from a negligent act or omission to act, willful misfeasance or bad faith by Investor Services Group in the performance or its duties hereunder.

     C. In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the
Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and in the event that the Indemnifying Party so elects, such defenses shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

     D. Any claim for indemnification under this Agreement must be made prior to the earlier of:

          1. one year after the Indemnified Party becomes aware of the event for which indemnification is disclaimed; or

          2. one year after the earlier of the termination of this Agreement or the expiration of the then current term of this Agreement.

     E. Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Company's indemnification obligations pursuant to this Article 10 may apply.

XI.  Standard of Care.

     A. Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Company unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

     B. Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

     C. Each party shall have the duty to mitigate damages for which the other party may become responsible.

XII. Consequential Damages.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL INVESTOR SERVICES GROUP, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

XIII. Term and Termination.

     A. This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

     B. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Company or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

     C. In the event a termination notice is given by the Company, all expenses associated with movement of records and material sand conversation thereof to a successor service provider will be borne by the Company.

     D. If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any the rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     E. Notwithstanding anything contained in this Agreement to the contrary, should the Company desire to move any of the service provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Company or any of its affiliates take any action which would result in Investor Services Group ceasing to provide fund accounting services to the Company prior to the expiration of the Initial or any Renewal Term, Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or should the Company or any of its affiliates take any action which would result in Investor Services Group ceasing to provide fund accounting services to the company prior to the expiration of the Initial or any Renewal Term, the Company shall pay to Investor Services Group an amount equal to six month's fees.

XIV. Additional Portfolios.

     A. In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Company desires to have Investor Services Group render services as fund accounting agent under the terms hereof, the company shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

XV.  Confidentiality.

     A. The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Company and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Company and investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Company and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Company or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     B. Proprietary Information means:

          1. any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

          2. any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or Investor Services Group a competitive advantage over its competitors; and

          3. all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     C. Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

     D. The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

          1. Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

          2. Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

          3. Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other arty; or

          4. Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

          5.  Is  subsequently   and   independently   developed  by  employees,
     consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

XVI. Force Majeure; Excused Non-Performing.

     No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In addition, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent that such default of delay is caused, directly or indirectly, by the actions or inaction of the other party. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

XVII. Assignment and Subcontracting.

     This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

XVIII. Notice.

     Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

         To the Company:

                  The Torray Corporation
                  6610 Rockledge Dr
                  Suite 450
                  Bethesda MD 20817

                  Attention: William Lane, President

         To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts 01581
                  Attention: President

                  with a copy to Investor Services Group's General Counsel

XIX. Governing Law/Venue

     The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

XX.  Counterparts.

     This Agreement may be executed is any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

XXI. Captions.

     The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

XXII. Publicity.

     Neither Investor Services Group nor the Company shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

XXIII. Relationship of Parties/Non Solicitation.

     A. The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

     B. During the term of this Agreement for one (1) year afterward, the Company shall not recruit or solicit, for the Company or others, Investor Services Group's employees.

XXIV. Entire Agreement; Severability.

     A. This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice president, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     B. The parties Intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

XXV. Miscellaneous.

     The Company and Investor Services Croup agree that the obligations of the Company under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company individually, but are binding only upon the assets and property of the Company, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board
Members of the Company, and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Company personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                             THE TORRAY CORPORATION

                             By:   /s/ William M Lane
                                   ------------------------
                                       William M Lane
                                       Title: President


                             FIRST DATA INVESTOR SERVICES GROUP, INC.

                             By:   /s/ Kenneth J. Kempf
                                   ------------------------
                                       Kenneth J.  Kempf
                                       Title: Senior Vice President

                               FIRST AMENDMENT TO
                          ACCOUNTING SERVICES AGREEMENT

     This Amendment dated as of , 2001 is made by and between The Torray Corporation (the "Company") and PFPC Inc., f/k/a First Data Investor Services Group, Inc. ("PFPC").

                                WITNESSETH THAT:

     WHEREAS, the parties originally entered into an Accounting Services Agreement dated November 30, 1999 (the "Agreement"), wherein PFPC agreed to provide certain services to the Company;

     WHEREAS, the parties reserved to themselves,  pursuant to the provisions of
Article 14, the power to amend the Agreement to include additional Portfolios;

     WHEREAS, the parties now desire to make certain changes to the Agreement as set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     1. All references in the Agreement (including any Exhibits and Schedules thereto) to "First Data Investor Services Group, Inc." and "Investor Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

     2. Schedule A List of Portfolios is hereby deleted and replaced with the attached Schedule A.

     3. This Amendment constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior communications with respect thereto.

          IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first written above.

The Torray Corporation                   PFPC Inc. (f/k/a First Data Investor
                                                    Services Group, Inc.)

By:      ___________________________     By:      ______________________________
Title:   ___________________________     Title:   ______________________________

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                                 The Torray Fund
                          The Torray Institutional Fund

                                   SCHEDULE B

                        DUTIES OF INVESTOR SERVICES GROUP

     Performing  fund  accounting  and  bookkeeping   services   (including  the
maintenance of such account, books and records of the Fund as may be required by
Section 31(a) of the 1940 Act) as follows:

     o    Daily, Weekly, and Monthly Reporting

     o    Portfolio and General Ledger Accounting

     o    Daily Valuation of all Portfolio Securities

     o    Daily Valuation and NAV Calculation

     o    Comparison of NAV to market movement

     o Review research of price tolerance/fluctuation report to market movements and events

     o    Research of items appearing on the price exception report

     o Weekly cost monitoring along with market-to-market valuations is accordance with Rule 2a-7

     o    Security trade processing

     o    Daily cash and position reconciliation with the custodian bank

     o Daily updating of price and distribution rate information to the Transfer Agent/Insurance Agent

     o    Daily support and report delivery to Portfolio Management

     o    Daily calculation of Portfolio adviser fees and waivers

     o    Daily calculation of distribution rates

     o    Daily investable cash call

     o    Monitor and research aged receivables

     o    Collect aged income items and perform reclaims

     o    Update NASDAQ reporting

     o Daily maintenance of each Portfolio's general ledger including expense accruals

     o    Daily NAV per share notification to other vendors as required

     o    Calculation of 30-day SEC yields and total returns

     o    Preparation of month-end reconciliation package

     o    Monthly reconciliation of Portfolio expense records

     o    Application of monthly pay down gain/loss

     o    Preparation of all annual and semi-annual audit work papers

                                   SCHEDULE C

                                  FEE SCHEDULE

A.   Fees related to Portfolio Valuation and Mutual Fund Accounting

     I. Annual Fee Schedule Per Domestic Portfolio: U.S. Dollar Denominated Securities only (1/12th payable monthly)

         $50,000 minimum

         .0001           on the first         $500 Million of Average Net Assets
         .000075         on the next          $500 Million of Average Net Assets
         .000025         above                $1 Billion of Average Net Assets

     II. Pricing Services Quotation Fee: Specific costs will be identified based upon options selected by The Torray Corporation and will be billed monthly.

         First Data Investor Services Group ("Investor Services Group") does not currently pass along the charges for the U.S. equity prices supplied by Muller Data. Should the Fund invest in security types other than domestic equities supplied by Muller, the following fees would apply:

 ---------------------------------------------------- ----------------- ------------------- -----------------
                                                        Muller Data        Interactive         J.J. Kenny
 Security Types                                            Corp.*          Data Corp.*         Co., Inc.*
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Government Bonds                                     $                 $                   $
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Mortgage-Backed (evaluated,
   seasoned, closing)
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Corporate Bonds (short and
   long term)
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 U.S. Municipal Bonds (short
   and long term)
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 CMO's/ARM's/ABS
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Convertible Bonds
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 High Yield Bonds
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Mortgage-Backed Factors
   (per Issue per Month)
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Domestic Equities                                          (d)                .15                n/a
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Domestic Options
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Domestic Dividends & Capital
   Changes (per Issue per Month)
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Foreign Securities
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Foreign Securities Dividends
   & Capital Changes
  (per Issue per Month)
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 Set-up Fees
 ---------------------------------------------------- ----------------- ------------------- -----------------
 ---------------------------------------------------- ----------------- ------------------- -----------------
 All Added Items                                                                                 .25(c)
 ---------------------------------------------------- ----------------- ------------------- -----------------

  * Based on current Vendor costs, subject to change. Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.

           (a) $35.00 per day minimum
           (b) $25.00 per day minimum
           (c) $1.00, if no CUSIP
           (d) At no additional cost to INVESTOR SERVICES GROUP clients
           (e) Interactive Data also charges monthly transmission cost and disk storage charges.

  A)       Futures and Currency Forward Contracts      $2.00 per Issue per Day

  B)       Telerate Systems, Inc.* (if applicable)
              *Based on current vendor costs, subject to change.

           Specific costs will be identified based upon options selected by The Torray Corporation and will be billed monthly.

  C)       Reuters, Inc.*
              *Based on current vendor costs, subject to change.

            INVESTOR SERVICES GROUP does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

     III. SEC Yield Calculation: (if applicable)

          Provide up to 12 reports per year to reflect the yield calculations for non-money market funds required by the SEC, $1,000 per year per Fund. For multiple class Funds, $1,000 per year per class. Daily SEC yield reporting is available at $3,000 per year per Fund (US dollar denominated securities only).

B.   Miscellaneous Charges.

The Company shall be charged for the following products and services as applicable:

o    Ad hoc reports

o    Ad hoc SQL time

o    COLD Storage

o    Digital Recording

o    Banking Services, including incoming and outgoing wire charges

o    Microfiche/microfilm production

o    Magnetic media tapes and freight

o    Manual Pricing

o    Materials for Rule 15c-3 Presentations

o Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationery

C.   Fee Adjustments.

After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Customer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982.84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

D.   Programming Costs.

The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective of this Agreement.

   (a)  Dedicated Team       Programmer:                $100,000 per annum
                             BSA:                       $85,000 per annum
                             Tester:                    $65,000 per annum

   (b)  System Enhancements (Non-Dedicated Team):  $150.00 per/hr per programmer

                                   SCHEDULE D
                             OUT OF POCKET EXPENSES

The Company shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

o    Postage-- direct pass through to the Company

o Telephone and telecommunication costs, including all lease, maintenance and line costs

o    Proxy solicitations, mailings and tabulations

o    Shipping, Certified and Overnight mail and insurance

o Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

o    Duplicating services

o    Distribution and Redemption Check Issuance

o    Courier services

o    Federal Reserve charges for check clearance

o    Overtime, as approved by the Company

o    Temporary staff, as approved by the Company

o    Travel and entertainment, as approved by the Company

o Record retention, retrieval an destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

o    Third party audit reviews

o    Insurance

o Pricing services (or services used to determine Fund NAV) o Vendor set-up charges for Blue sky and other services o Blue Sky filing or registration fees o EDGAR filing fees o Vendor pricing comparison

o Such other expenses as art agreed to by Investor Services Group and the Company

The Company agrees that postage and mailing expenses Trial be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Company will promptly reimburse Investor Services Croup for any other unscheduled expenses incurred by Investor Services Group whenever the Company and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                   SCHEDULE E

                                 FUND DOCUMENTS

o    Certified copy of the Articles of Incorporation of the Fund, as amended

o    Certified copy of the by-laws of the Fund, as amended

o Copy of the resolution of the Board of Directors ratifying the execution and delivery of this Agreement

o    Copies of all agreements between the Fund and its service providers

o Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Funds, with a certificate of the Secretary of the Fund as to such approval

o All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

o Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

o All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law sad shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

o A listing of all jurisdictions in which each Portfolio is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of Fund shares in such jurisdictions

o    Each  Fund's  most  recent post  effective  amendment  to its  Registration
     Statement

o Each Fund's most recent prospectus and statement of additional information, if applicable, and all amendments and supplements thereto